Filed pursuant to Rule 424(b)(3)

Registration No. 333-288623

PROSPECTUS SUPPLEMENT NO. 16

(to Prospectus dated August 11, 2025)

Fold Holdings, Inc.

Up to 9,282,287 Shares of Common Stock

This prospectus supplement updates, amends and supplements the prospectus dated August 11, 2025 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-288623). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 20, 2026 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock and Warrants are listed on the Nasdaq Stock Market LLC under the symbols “FLD” and “FLDDW,” respectively. The last reported sales price of our Common Stock and Warrants on the Nasdaq Stock Market LLC on May 19, 2026 were $1.195 per share of Common Stock and $0.1217 per Warrant.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of the Prospectus and other risk factors contained in the documents incorporated by reference therein, to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 20, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 19, 2026

Fold Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41168	86-2170416
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2942 North 24th Street, Suite 115, #42035 Phoenix, Arizona	85016
(Address of principal executive offices)	(Zip Code)

(866) 365-3277

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, par value $0.0001 per share	FLD	Nasdaq Capital Market
Warrants, each whole warrant exercisable for one share of common stock at an exercise price of $11.50 per share	FLDDW	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.07 SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

On May 19, 2026, Fold Holdings, Inc. (the “Company”) held its Annual Meeting of Stockholders, and the Company’s stockholders of record were asked to consider and act upon two (2) proposals.

1. Proposal One – To elect the following two Class I nominees to the board of directors of the Company to hold office until the 2029 annual meeting of stockholders and until their successors are duly elected and qualified or until their earlier death, resignation, disqualification, or removal. Both of the director nominees were elected as follows:

Name	For	Withheld	Broker Non-Votes
Bracebridge H. Young, Jr.	24,556,161	494,551	7,633,676
Andrew Hohns	24,699,618	351,094	7,633,676

2. Proposal Two – To ratify the appointment of CBIZ CPAs P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026. The proposal was approved as follows:

For	Against	Abstentions
31,065,214	1,503,845	115,329

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOLD HOLDINGS, INC.

	By:	/s/ Will Reeves
		Name:	Will Reeves
		Title:	Chief Executive Officer

Dated: May 20, 2026